Exhibit 99.1

Royal Gold Reports Strong Revenue, Cash Flow and Earnings for the First Quarter of 2022

DENVER, COLORADO. MAY 4, 2022: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $65.7 million, or $1.00 per share, for the quarter ended March 31, 2022, (“first quarter”), on revenue of $162.4 million and operating cash flow of $101.1 million. Adjusted net income[1] was $65.2 million, or $0.99 per share.

“Royal Gold turned in a strong start to 2022 with revenue, cash flow and earnings up significantly over the same period last year,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “The portfolio continued to perform well and we saw several positive developments at some of our larger portfolio assets, including good progress with the ramp-up at Khoemacau, substantial resource additions and positive news with respect to current stored water and future water access at Mount Milligan, and continued progress with the plant expansion and mine life extension project at Pueblo Viejo.”

“In this environment where rising input costs are eroding operator margins, the inflation protection provided by our business model is clear. We maintained strong and consistent margins and further enhanced our financial position during the quarter, and we remain active in reviewing new opportunities to deploy our liquidity and add further growth to the portfolio.”

“Finally, we released our inaugural ESG report after quarter end. Sound ESG practices have always been central to the execution of our business strategy, and this report provides further transparency and a solid base for our future ESG reporting. We look forward to hearing stakeholder feedback over the coming months on our approach to this important topic.”

Recent Developments

Production Ramp-Up Progressing and Silver Stream Rate Increased to 100% at the Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), the ramp-up of operations continued at the Khoemacau Project (“Khoemacau”) in Botswana. KCM reported that average monthly underground production increased

First Quarter 2022 Highlights:

●
Strong financial performance with revenue of $162.4 million, operating cash flow of $101.1 million, and earnings of $65.7 million, higher by 14%, 10% and 22%, respectively, compared to the prior year period
●
Revenue split: 71% gold, 10% silver, 14% copper
●
Production volume of 86,500 GEOs[2], a 9% increase compared to the prior year period
●
Strong balance sheet, ending the period debt free, with cash of $183.7 million and total liquidity of over $1.2 billion
●
Maintained adjusted EBITDA margin[1] of 81%, consistent with 80% in the prior year period
●
Paid quarterly dividend of $0.35 per share, a 17% increase over the prior year
●
Included as a member of the S&P High Yield Dividend Aristocrats Index
●
Khoemacau stream rate increased to 100% of payable silver

Post Quarter Events:

●
Issued inaugural Environmental, Social and Governance report consistently during the first quarter from approximately 3,500 tonnes per day in January to approximately 5,700 tonnes per day in March. KCM reported that previously reported issues related to stope ore production and workforce availability due to COVID-19 considerations were largely resolved during the first quarter.

KCM expects that the mining rate will continue to increase steadily from current levels and reach full sustained production by the fourth quarter of 2022, absent further COVID-19 impacts. With the results experienced so far during theramp-up period, KCM continues to expect that at full production Khoemacau will produce 155,000 to 165,000 tonnes of high-grade copper and silver concentrate a year, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver, over an approximate 20-year mine life from Zone 5. In the first quarter, Royal Gold received silver stream deliveries of approximately 115,200 ounces.

During the first quarter, Royal Gold’s interest in the payable silver from Khoemacau increased from 90% to 100% upon the draw by KCM of the remaining $26.5 million stream advance payment. After the final draw on March 14, 2022, Royal Gold holds the right to receive 100% of the payable silver produced from Khoemacau until the delivery of 40.0 million silver ounces, and 50% thereafter. Royal Gold will pay a cash price equal to 20% of the spot silver price for each

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

ounce delivered; however, if KCM achieves mill expansion throughput levels above 13,000 tonnes per day (30% above current mill design capacity), Royal Gold will pay a higher ongoing cash price for silver ounces delivered in excess of specific annual thresholds. With the draw of the final remaining stream advance payment, combined with the positive progress on the project ramp-up and other potential available funding sources, KCM has advised that it expects to have adequate liquidity to meet working capital needs until full production levels are reached.

Updated Reserves and Resources, Amendment to Environmental Assessment to Allow Access to Long Term Water Sources, and New 43-101 Report Expected at Mount Milligan

On February 25, 2022, Centerra Gold Inc. (“Centerra”) reported that it obtained an amendment to the environmental assessment certificate in January 2022 for the Mount Milligan mine in British Columbia. The amendment will allow access to long-term surface water sources for the life of the project, subject to the receipt of ordinary course permits. In addition, according to Centerra, water inventory in the tailings storage facility as of March 31, 2022, combined with the incoming freshet in the second quarter of 2022, is expected to secure continued operations for a period of 12 months or longer.

Further, Centerra reported mineral reserves and mineral resources for Mount Milligan at December 31, 2021. Compared to December 31, 2020, proven and probable mineral reserves decreased by 310,000 ounces of contained gold and 101 million pounds of contained copper, primarily due to mining depletion, while measured and indicated mineral resources increased by 1.4 million ounces of contained gold and 453 million pounds of contained copper, due to an updated resource estimate after completion of the 2021 infill drilling program. Additionally, over the same period, inferred mineral resources increased by 125,000 ounces of contained gold and 19 million pounds of contained copper.

Centerra also reported that it expects to conclude its ongoing life of mine planning work and issue a new National Instrument 43-101 technical report for Mount Milligan in the second quarter of 2022.

Centerra expects Mount Milligan to produce between 190,000 and 210,000 ounces of gold and 70 to 80 million pounds of copper in 2022. Centerra expects gold and copper production to be back-end weighted in 2022, with the first half of the year representing approximately 40% of the 2022 total annual metal production while the second half of the year will represent approximately 60% of the 2022 total annual metal production.

Plant Expansion and Mine Life Extension Project Continues, with Modest Delivery of Deferred Silver Ounces in the First Quarter at Pueblo Viejo

During the first quarter, Barrick Gold Corporation (“Barrick”) reported continued progress on the plant expansion and mine life extension project at Pueblo Viejo in the Dominican Republic to increase throughput and allow the mine to maintain minimum average annual gold production of approximately 800,000 ounces after 2022 and beyond 2040 (100% basis).

With respect to the plant expansion, on May 4, 2022, Barrick reported that as of March 31, 2022, construction was 39% complete with completion expected by the end of 2022. With respect to the mine life extension, Barrick also disclosed that social, environmental and technical studies for additional tailings capacity continued to advance. On April 8, 2022, Barrick further reported that the Government of the Dominican Republic had completed its strategic review of alternative sites for the location of the new tailings storage facility (“TSF”). Barrick reported that the final location and construction of the TSF would be subject to the completion of an Environmental and Social Impact Assessment (“ESIA”) in accordance with Dominican Republic legislation and international standards. Once completed, the ESIA would be submitted to the Government of the Dominican Republic for evaluation and final decision.

Silver stream deliveries were approximately 274,500 ounces for the first quarter, compared to approximately 247,500 ounces for the three months ended March 31, 2021. Deliveries during the first quarter included approximately 20,000 ounces of deferred silver. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. The stream agreement terms include a fixed 70% silver recovery rate. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred with deferred ounces to be delivered in future periods as silver recovery allows. As of March 31, 2022, approximately 439,000 ounces remain deferred and the timing for delivery of the entire deferred amount is uncertain.

Barrick continues to expect its share of Pueblo Viejo gold production for 2022 to range between 400,000 and 440,000 ounces.

Updated Ore Reserve and Life of Mine Plan for Cortez

Nevada Gold Mines LLC (“NGM”) recently provided an updated ore reserve and life of mine plan for the Company’s royalty areas at Cortez in Nevada. As of December 31, 2021, at a gold price of $1,200 per ounce, proven and probable mineral reserves on the areas subject to Royal Gold’s royalties contained 4.1 million ounces of gold (61.6 million tonnes of ore at a gold grade of 2.08 grams per tonne), compared to 3.5 million ounces of gold (73.9 million tonnes of ore at a gold grade of 1.47 grams per tonne) as of December 31, 2020 at the same gold price. Reserves for December 31, 2021, include approximately 3.0 million ounces of gold for the royalty areas covering the Crossroads and Pipeline deposits, as well as approximately 1.1 million ounces of gold for the Goldrush project that fall within Royal Gold’s royalty area.

NGM expects gold production subject to Royal Gold’s royalty interests covering the Crossroads and Pipeline areas of approximately 280,000 ounces in 2022, and average annual gold production for 2022 through 2026 to be approximately 332,000 ounces. NGM’s forecast for future gold production is lower than NGM’s previous forecast provided in 2021 primarily due to the overall optimization of production and revenue at the Cortez mine complex. Royal Gold’s interest in this production is approximately equivalent to an 8% gross smelter return royalty.

Royal Gold owns a 1% net value royalty on a portion of the Goldrush project.

New Mine Plan Extends Mine Life at Rainy River

On March 31, 2022, New Gold Inc. (“New Gold”) filed an updated National Instrument 43-101 technical report for the Rainy River mine in Ontario. The primary objective of the technical report is to provide an update on the open pit and expanded underground mine plans. New Gold reported that the life of mine has extended three years to 2031 with the conversion of an additional 569,000 gold ounces in the underground main zones to reserves. New Gold expects the remaining open pit to be mined using an optimized selective mining approach which, combined with stockpile movement, is expected to lead to both a smoother and sustainable mill grade and gold production profile, before transitioning to a cost-effective batch processing underground operation.

Acquisition of Lawyers Project Royalty and Right of First Offer on Ranch Project Royalty

On March 24, 2022, the Company acquired a 0.5% net smelter return royalty on production from the Lawyers Project, an exploration-stage project currently operated by Benchmark Metals Inc., which comprises a number of contiguous mineral claims located in British Columbia. Royal Gold paid $8.0 million in cash consideration for the royalty to Guardsmen Resources Inc. (“Guardsmen”), which also includes a right of first offer over Guardsmen’s 2.0% net smelter return royalty on the adjacent Ranch Project, currently operated by Thesis Gold Inc.

Total Available Liquidity of Over $1.2 Billion

At the end of the first quarter, Royal Gold was debt free with the full $1 billion credit facility undrawn and available. Combined with working capital of $209.1 million, Royal Gold has total available liquidity of over $1.2 billion as of March 31, 2022.

First Quarter 2022 Overview

In the first quarter, the Company recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $65.7 million, or $1.00 per basic and diluted share, as compared to net income of $54.0 million, or $0.82 per basic and diluted share, for the quarter ended March 31, 2021 (“prior year period”). The increase in net income over the prior year period was primarily attributable to an increase in revenue.

During the first quarter the Company recognized total revenue of $162.4 million, comprised of stream revenue of $105.3 million and royalty revenue of $57.1 million at an average gold price of $1,877 per ounce, an average silver price of $24.01 per ounce and an average copper price of $4.53 per pound. This is compared to total revenue of $142.6 million for the prior year period comprised of stream revenue of $95.3 million and royalty revenue of $47.3 million, at an average gold price of $1,794 per ounce, an average silver price of $26.26 per ounce and an average copper price of $3.86 per pound.

The increase in total revenue resulted primarily from higher gold sales at Mount Milligan and Andacollo, an increase in the average gold and copper prices, higher gold production at Cortez, $4.0 million of revenue from the newly acquired NX Gold stream and $3.4 million of revenue from the newly acquired Red Chris royalty, offset by a decrease in gold and silver sales from Pueblo Viejo compared to the prior period.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $22.6 million for the first quarter, from $21.5 million for the prior year period. The increase was primarily due to an increase in gold sales from Mount Milligan, offset by a decrease in gold sales from Pueblo Viejo. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold, while the cash payment for the Company’s other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $8.9 million for the first quarter, from $6.9 million for the prior year period. The increase was primarily due to an increase in employee-related costs including non-cash compensation expense, as well as higher costs associated with environmental, social and governance (“ESG”) initiatives.

Depreciation, depletion and amortization increased to $48.0 million for the first quarter, from $41.3 million for the prior year period. The increase was primarily due to higher gold sales from Mount Milligan, higher gold production at Cortez and additional depletion from the newly acquired Khoemacau and NX Gold streams when compared to the prior period. The increase was partially offset by lower gold and silver sales from Pueblo Viejo.

For the first quarter, the Company recorded income tax expense totaling $15.3 million, compared with income tax expense of $17.7 million for the prior year period. The income tax expense resulted in an effective tax rate of 18.8% in the current period, compared with 24.6% for the prior year period. The prior year period included income tax expense attributable to an increase in a valuation allowance on certain deferred tax assets.

Net cash provided by operating activities totaled $101.1 million for the first quarter, compared to $92.2 million for the prior year period. The increase was primarily due to an increase in cash proceeds received from the Company’s stream and royalty interests, net of cost of sales and production taxes, of approximately $9.1 million.

Net cash used in investing activities totaled $37.8 million for the first quarter, compared to $33.7 million for the prior year period. The increase was primarily due to the acquisition of stream and royalty interests.

Net cash used in financing activities totaled $23.2 million for the first quarter, compared to net cash used in financing activities of $70.1 million for the prior year period. The decrease was primarily due to a repayment of $50 million on the revolving credit facility during the prior year period.

At March 31, 2022, the Company had current assets of $258.6 million compared to current liabilities of $49.5 million, which resulted in working capital of $209.1 million and a current ratio of 5 to 1. This compares to current assets of $216.0 million and current liabilities of $61.4 million at December 31, 2021, resulting in working capital of $154.6 million and a current ratio of approximately 4 to 1. The increase in working capital was primarily due to an increase in available cash, resulting from increased revenue during the first quarter.

During the first quarter, liquidity needs were met from $101.1 million in net cash provided by operating activities and available cash resources. As of March 31, 2022, the Company had $1 billion available under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.2 billion of total liquidity at March 31, 2022.

Outlook

There is no change to previously issued guidance for sales of 315,000 to 340,000 GEOs, depreciation, depletion and amortization expense of $535 to $585 per GEO, and an effective tax rate of 17% to 22% for 2022.

With respect to additional financing commitments, after making a $3.2 million payment to a subsidiary of Ero Copper Corporation in the first quarter at NX Gold, Royal Gold’s only remaining near term commitment is the potential further payment of up to $6.8 million for the achievement of success-based regional exploration and mineral resource targets under the NX Gold stream.

Property Highlights

A breakdown of revenue for the stream and royalty portfolio can be found on Table 1 for the quarters ended March 31, 2021 and 2022. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2022 operator production estimates for the Company’s principal stream and royalty properties compared to actual production at these properties through March 31, 2022 can be found on Table 3. Results of the stream segment purchases and sales for the quarters ended March 31, 2021 and 2022 and inventories for the quarters ended March 31, 2022 and December 31, 2021 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2022, the Company owned interests on 187 properties on five continents, including interests on 43 producing mines and 18 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter 2022 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	384048

Note: Management’s conference call reviewing the first quarter results will be held on Thursday, May 5, 2022, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance and outlook, including sales volume, revenue, expenses, tax rates, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans, mineral resources and reserves, access to adequacy of water sources, development, cash flows and liquidity, capital requirements and capital expenditures; receipt of metal deliveries; liquidity, financing and stockholder returns; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; estimates of fair value and potential impairments; and tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including innacuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources (including updated mineral reserve and resource information as of December 31, 2021), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19, including due to variant strains of the virus; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Form 10-K for the Transition Period ended December 31, 2021. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

First Quarter 2022 and 2021
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended
			March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2022	2021
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$42,416	$33,803
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,070	8,806
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$23,264	$30,173
Andacollo	Gold	100% of payable gold	15,674	13,022
NX Gold	Gold	25% of gold produced	3,992	-
Africa
Wassa	Gold	10.5% of payable gold	$7,202	$8,774
Khoemacau	Silver	100% of payable silver	2,389	-
Prestea and Bogoso	Gold	5.5% of payable gold	1,244	768
Total stream revenue			$105,251	$95,346
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$4,978	$4,985
Red Chris	Gold, copper	1.0% NSR	3,432	-
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	1,225	2,022
Williams	Gold	0.97% NSR	9	776
LaRonde Zone 5	Gold	2.0% NSR	651	421
Other-Canada	Various	Various	483	408
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$16,714	$8,609
Robinson	Gold, copper	3.0% NSR	3,092	2,771
Marigold	Gold	2.0% NSR	1,216	2,387
Goldstrike	Gold	0.9% NSR	917	827
Wharf	Gold	0.0%-2.0% sliding-scale GSR	643	680
Other-United States	Various	Various	1,775	1,200
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$13,094	$13,128
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,786	2,142
El Limon	Gold	3.0% NSR	1,412	1,122
Other-Latin America	Various	Various	25	-
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$316	$748
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,533	$1,672
Gwalia Deeps	Gold	1.5% NSR	1,183	1,127
Meekatharra	Gold	0.45% or 1.5% NSR	757	964
Other-Australia	Various	Various	574	597
Europe
Las Cruces	Copper	1.5% NSR (copper)	$289	$657
Total royalty revenue			$57,104	$47,243
Total revenue			$162,355	$142,589

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Mar. 31, 2022		Dec. 31, 2021		Sep. 30, 2021		Jun. 30, 2021		Mar. 31, 2021
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	13,900	oz	16,700	oz	19,300	oz	16,100	oz	9,200	oz
		18.75% of payable copper	Copper	3.6	Mlb	2.7	Mlb	4.4	Mlb	4.4	Mlb	4.4	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	8,600	oz	9,200	oz	9,800	oz	10,500	oz	10,500	oz
		75% of Barrick's interest in payable silver[3]	Silver	316,000	oz	396,500	oz	386,500	oz	247,500	oz	418,200	oz
Andacollo	Teck	100% of payable gold	Gold	8,400	oz	9,100	oz	6,500	oz	15,400	oz	7,100	oz
Wassa	Chifeng Jilong Gold	10.5% of payable gold	Gold	3,900	oz	4,300	oz	4,500	oz	4,000	oz	4,800	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	102,700	oz	214,600	oz	4,500	oz	—	oz	—	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	133,400	oz	179,100	oz	170,400	oz	179,800	oz	180,400	oz
			Silver	7.7	Moz	8.3	Moz	7.8	Moz	7.6	Moz	8.1	Moz
			Lead	41.9	Mlb	39.4	Mlb	42.0	Mlb	41.8	Mlb	50.1	Mlb
			Zinc	120.1	Mlb	114.0	Mlb	98.3	Mlb	101.7	Mlb	119.3	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1[4], NVR1C4	Gold	102,000	oz	120,000	oz	106,300	oz	89,800	oz	51,900	oz

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Production includes applicable royalty deductions.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2022 Operator's Production			Calendar Year 2022 Operator's Production
	Estimate(1)			Actual(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	36,000			6,500
Mount Milligan(4)	190,000 - 210,000			39,100
Copper			70 - 80 M			20.6 M
Pueblo Viejo(5)	400,000 - 440,000	N/A		104,000	N/A
Wassa(6)	155,000 - 170,000			38,000
Khoemacau(7)		N/A			N/A
Royalty:
Cortez(8)	280,000			102,000
Peñasquito(9)	475,000	29 M		137,000	8.1 M
Lead			150 M			44 M
Zinc			350 M			114 M

1	Production estimates received from the operators are for calendar 2022. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Transition Report for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2022 through March 31, 2022, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production.
3	The actual production figure shown for Andacollo is contained gold in concentrate.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	The estimated and actual production figures for Khoemacau are not available through the ramp-up period.
8	Production from Cortez subject to Royal Gold’s royalty interests.
9	The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2022		March 31, 2021		March 31, 2022	December 31, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	10,000	13,900	12,000	9,200	200	4,100
Andacollo	6,100	8,400	10,700	7,100	—	2,200
Pueblo Viejo	7,100	8,600	11,100	10,500	7,100	8,600
Wassa	4,500	3,900	4,400	4,800	2,200	1,600
Other	6,600	6,800	4,600	4,300	2,000	2,200
Total	34,300	41,600	42,800	35,900	11,500	18,700

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2022		March 31, 2021		March 31, 2022	December 31, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	274,500	316,000	247,500	418,200	274,500	316,000
Khoemacau	115,200	102,700	—	—	54,500	42,000
Other	51,100	70,500	72,200	66,200	15,000	34,300
Total	440,800	489,200	319,700	484,400	344,000	392,300

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2022		March 31, 2021		March 31, 2022	December 31, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.7	3.6	3.3	4.4	—	0.9

ROYAL GOLD, INC.

Consolidated Balance Sheets

(in thousands except share data)

	March 31, 2022	December 31, 2021
ASSETS
Cash and equivalents	$183,707	$143,551
Royalty receivables	53,518	54,088
Income tax receivable	4,397	4,915
Stream inventory	8,490	11,607
Prepaid expenses and other	8,533	1,835
Total current assets	258,645	215,996
Stream and royalty interests, net	2,433,689	2,443,752
Other assets	97,518	97,284
Total assets	$2,789,852	$2,757,032
LIABILITIES
Accounts payable	$6,267	$6,475
Dividends payable	22,984	22,966
Income tax payable	8,160	19,070
Other current liabilities	12,132	12,917
Total current liabilities	49,543	61,428
Deferred tax liabilities	87,760	87,705
Other liabilities	6,435	6,688
Total liabilities	143,738	155,821
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,568,799 and 65,564,364 shares outstanding, respectively	656	656
Additional paid-in capital	2,208,425	2,206,159
Accumulated earnings	424,608	381,929
Total Royal Gold stockholders’ equity	2,633,689	2,588,744
Non-controlling interests	12,425	12,467
Total equity	2,646,114	2,601,211
Total liabilities and equity	$2,789,852	$2,757,032

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands except for per share data)

	For The Three Months Ended
	March 31, 2022	March 31, 2021
	(unaudited)	(unaudited)
Revenue	$162,355	$142,589
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	22,639	21,469
General and administrative	8,931	6,932
Production taxes	2,221	1,835
Depreciation, depletion and amortization	47,988	41,296
Total costs and expenses	81,779	71,532
Operating income	80,576	71,057
Fair value changes in equity securities	613	1,902
Interest and other income	975	733
Interest and other expense	(898)	(1,820)
Income before income taxes	81,266	71,872
Income tax expense	(15,304)	(17,679)
Net income and comprehensive income	65,962	54,193
Net income and comprehensive income attributable to non-controlling interests	(287)	(167)
Net income and comprehensive income attributable to Royal Gold common stockholders	$65,675	$54,026
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.00	$0.82
Basic weighted average shares outstanding	65,565,735	65,550,400
Diluted earnings per share	$1.00	$0.82
Diluted weighted average shares outstanding	65,644,668	65,621,603
Cash dividends declared per common share	$0.35	$0.30

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income and comprehensive income	$65,962	$54,193
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	47,988	41,296
Non-cash employee stock compensation expense	2,124	1,344
Fair value changes in equity securities	(613)	(1,902)
Deferred tax benefit	688	(645)
Other	245	286
Changes in assets and liabilities:
Royalty receivables	569	(1,111)
Stream inventory	3,118	(591)
Income tax receivable	518	(5,731)
Prepaid expenses and other assets	(7,309)	98
Accounts payable	(208)	1,793
Income tax payable	(10,910)	2,342
Uncertain tax positions	—	(310)
Other liabilities	(1,039)	1,171
Net cash provided by operating activities	$101,133	$92,233
Cash flows from investing activities:
Acquisition of stream and royalty interests	(37,800)	(33,656)
Other	(11)	(87)
Net used in investing activities	$(37,811)	$(33,743)
Cash flows from financing activities:
Repayment of debt	—	(50,000)
Net payments from issuance of common stock	141	(10)
Common stock dividends	(22,978)	(19,682)
Other	(329)	(397)
Net cash used in financing activities	$(23,166)	$(70,089)
Net increase (decrease) in cash and equivalents	40,156	(11,599)
Cash and equivalents at beginning of period	143,551	381,859
Cash and equivalents at end of period	$183,707	$370,260

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended
	March 31,
(amounts in thousands)	2022	2021
Net income and comprehensive income	$65,962	$54,193
Depreciation, depletion and amortization	47,988	41,296
Non-cash employee stock compensation	2,124	1,344
Fair value changes in equity securities	(613)	(1,902)
Interest and other, net	(77)	1,087
Income tax expense	15,304	17,679
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(287)	(167)
Adjusted EBITDA	$130,401	$113,530

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2022	2021	2021	2021
Net income and comprehensive income	$65,962	$68,362	$70,466	$81,919
Depreciation, depletion and amortization	47,988	49,074	50,611	48,028
Non-cash employee stock compensation	2,124	1,715	1,503	1,494
Fair value changes in equity securities	(613)	1,526	(176)	(1,957)
Interest and other, net	(77)	88	1,089	469
Income tax expense	15,304	13,980	16,028	5,536
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(287)	(199)	(290)	(242)
Adjusted EBITDA	$130,401	$134,546	$139,231	$135,247

TTM adjusted EBITDA	$539,425

Debt	$—
Debt issuance costs	4,408
Cash and equivalents	(183,707)
Net (cash)	$(179,299)

TTM adjusted EBITDA	$539,425
Net cash to TTM adjusted EBITDA	(0.33)x

Cash G&A:

	Three Months Ended
	March 31,
(amounts in thousands)	2022	2021
General and administrative expense	$8,931	$6,932
Non-cash employee stock compensation	(2,124)	(1,344)
Cash G&A	$6,807	$5,588

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2022	2021	2021	2021
General and administrative expense	$8,931	$8,034	$7,129	$7,212
Non-cash employee stock compensation	(2,124)	(1,715)	(1,503)	(1,494)
Cash G&A	$6,807	$6,319	$5,626	$5,718

TTM cash G&A	$24,470

Adjusted net income and adjusted net income per share:

	Three Months Ended
	March 31,
(amounts in thousands, except per share data)	2022	2021
Net income and comprehensive income attributable to Royal Gold common stockholders	$65,675	$54,028
Fair value changes in equity securities	(613)	(1,902)
Discrete tax benefits	—	2,602
Tax effect of adjustments	163	438
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	65,225	55,164

Net income attributable to Royal Gold common stockholders per diluted share	$1.00	$0.82
Fair value changes in equity securities	(0.01)	(0.03)
Discrete tax benefits	—	0.04
Tax effect of adjustments	0.00	0.01
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.99	$0.84

Free cash flow:

	Three Months Ended
	March 31,
(amounts in thousands)	2022	2021
Net cash provided by operating activities	$101,133	$92,233
Acquisition of stream and royalty interests	(37,800)	(33,656)
Free cash flow	$63,333	$58,577

Net cash used in investing activities	$(37,811)	$(33,743)
Net cash used in financing activities	$(23,166)	$(70,089)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.
6.	Adjusted EBITDA margin is calculated by the Company as adjusted EBITDA for a period divided by revenue for that same period.